                                                            Exhibit 99.2
                   POLYMER GROUP, INC. ANNOUNCES EXPIRATION
                            OF CONSENT SOLICITATION

     NORTH CHARLESTON, SOUTH CAROLINA -- June 18, 1997. Polymer Group, Inc. (NYSE "PGH") today announced that, as of 5:00 p.m. New York City time on June 18, 1997, the consent solicitation relating to its 12 1/4% Senior Notes due 2002 had expired. As of such time, Polymer Group had received tenders of Notes and related consents from holders of 99.97% of the outstanding principal amount of the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated June 5, 1997 (the "Statement") and related Consent and Letter of Transmittal.

     As set forth in the Statement and Letter of Transmittal, the total consideration to be paid for each validly tendered Note and properly delivered consent is based upon a fixed spread of 75 basis points over the yield to maturity on the 8 1/4% U.S. Treasury Note due July 15, 1998, as of 2:00 p.m. New York City time on June 18, 1997 (unless the tender offer is extended beyond July 12, 1997). Using the quoted yield of 5.77% for the reference security at that time, and assuming that the Notes are purchased on July 3, 1997, the total consideration for each $1,000 principal amount of Notes tendered with a related consent will be $1,113.64, which includes a consent payment of $10.00 per $1,000 principal amount of Notes.

     In connection with the consent solicitation, Polymer Group intends to promptly execute a supplemental indenture providing for the proposed amendments to the indenture under which the Notes were issued, to be effective on the payment date following the expiration of the tender offer. The tender offer expires at 12:00 midnight, New York City time, on Wednesday, July 2, 1997, unless extended.

     Chase Securities Inc. is the exclusive Dealer Manager for the tender offer and the consent solicitation. Additional information concerning the terms of the tender offer and consent solicitation, tendering Notes and the delivery of consents and conditions to the tender offer and consent solicitation, may be directed to Robert Berk at Chase Securities Inc. at (212) 270-1100 (collect). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 or (212) 929-5500.

     Polymer Group, Inc. is a leading worldwide manufacturer and marketer of a broad range of nonwoven and woven polyolefin products. Its principal products include medical, reusable wiping, hygiene and industrial and specialty products.

     For additional information, contact James Bryant, Director of Investor Relations, at (803) 566-7293.